Exhibit 10.9

AMENDED AND RESTATED LICENSE AGREEMENT

THIS AGREEMENT, dated as of January l, 1999, is by and between THOMAS JEFFERSON UNIVERSITY (“.TJU”), a not-for-profit corporation, formed under the laws of the Commonwealth of Pennsylvania, and having its principal place of business at 11th and Walnut Streets, Philadelphia, Pennsylvania 19107, and Targeted Diagnostics & Therapeutics, Inc. (“TDT”), a corporation organized under the laws of the Commonwealth of Pennsylvania, and having its principal place of business at 728 Lancaster Avenue, Exton, PA 19341.

WITNESSETH

WHEREAS, TJU is engaged in programs of research in the medical and health fields, and its personnel have invented, among other things, heat stable enterotoxin (“ST”) receptor binding compounds for the diagnosis and treatment of cancers; and

WHEREAS, TJU is the owner of the United States patents and patent applications and their foreign counterparts listed on Exhibit A hereto and has the right to grant the licenses set forth hereinbelow; and

WHEREAS, TJU and TDT are parties to (i) a Research Funding Agreement dated September 1, 1994, as amended (“Prior Research Agreement”) pursuant to which TDT funded certain research at TJU and (ii) a License Agreement dated September 1, 1994 (“Prior License”) pursuant to which TJU granted licenses under certain patents and patent applications and certain technology to TDT; and

WHEREAS, the term of the Prior Research Agreement expires on December 31, 1998 and the parties have executed and delivered a new Research Funding Agreement, dated even date herewith (the “Research Agreement”); and

WHEREAS, the Prior License has been amended from time to time pursuant to certain letter agreements and the parties desire to further amend the Prior License; and

WHEREAS, the parties have elected to amend and restate the Prior License in its entirety to incorporate into one document all of the terms and provisions of the parties’ agreement; and

WHEREAS, TDT has the capability to market, develop, license, and distribute Products (as hereinafter defined); and

WHEREAS, TDT desires to continue its existing licenses from TJU to commercially manufacture, license, develop, and sell Products in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I - DEFINITIONS

1.1            The term “Patent Rights” shall mean (i}the United States patents and patent applications and their foreign counterparts listed on Exhibit A hereto; (ii) any patent application filed, patents issued thereon and their foreign counterparts, with respect to any invention made in the course of the research sponsored by TDT at TJU under the Prior Research Agreement and/or the Research Agreement; and (iii) any substitutions, extensions (including patent term extensions), reissues, renewals, divisions, continuations or continuations-in-part with respect to any of the foregoing.

1.2            The term “Valid Claim” shall mean a claim of an issued patent or pending patent application within the Patent Rights so long as such claim shall not have been disclaimed by TIU or shall not have been held invalid in an unappealed or unappealable decision rendered by a tribunal of proper jurisdiction. Any such claim that is disclaimed or is finally held invalid shall be considered canceled from the Patent Rights, effective as of the date of such disclaimer or the date such claim is finally held invalid by a tribunal of proper jurisdiction in an unappealable decision.

1.3            The term “Product(s)” shall mean products (i) covered, in whole or in part, by a Valid Claim in the country of manufacture, use or sale, or (ii) which are employed in the performance of, or manufactured by using, a process or method covered, in whole or in part, by a Valid Claim in the country of manufacture, use or sale.

1.4            The term “Affiliate(s)” as applied to TDT shall mean any individual or company, in whatever country organized, directly or indirectly, controlling, controlled by, or under common control with TDT. The term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

1.5            The term “Net Sates Price” shall mean the gross billing price of any Product, as invoiced to the customer, less:

a.	invoice price credited or rebates on returns and allowances,

b.	transportation and delivery charges or allowances,

c.	customs, duties, and charges,

d.	sales, use, excise, value-added and other taxes or other governmental charges measured by sales value.

Transfer of a Product to an Affiliate for sale by the Affiliate to a customer shall not be considered a sale; in the case of such a transfer, the Net Sales Price shall be based on the gross billing price of the Product by the Affiliate as invoiced to its customer.

1.6            The term “Agreement Year” shall mean the twelve month period beginning on the date of this Agreement and each succeeding year thereafter for the term of the Agreement.

1.7            The term “TJU Technology” shall mean any and all technology, formulas, processes, know-how, trade secrets, methods, biological materials and other information developed by the Principal Investigator (as defined in the Research Agreement) or others under the Principal Investigator’s direction in the course of the research sponsored by TDT at TJU under the Prior Research Agreement and/or the Research Agreement.

ARTICLE II - GRANT OF LICENSES

2.1            TJU hereby grants to TDT an exclusive, worldwide right and license under the Patent Rights and TJU Technology to develop, make, have made, use, and sell Products, and to grant to the purchaser of Products the right to use such purchased Products in accordance with Patent Rights. TJU retains the right to practice under Patent Rights for its own non-commercial research purposes.

2.2            TJU hereby grants to TDT the right to grant sublicenses under Patent Rights and TJU Technology to any parties, provided however that such sublicenses are reduced to writing, contain provisions at least as favorable to TJU as those contained in this Agreement, and TDT shall submit copies of such sublicenses to TJU promptly following the execution of such sublicenses. Regardless of the terms of such sublicense, TDT shall remain liable to TJU under this Agreement for all obligations, including royalties, as if the sales of Products were made directly by TDT.

2.3            The rights granted to TDT hereunder are subject to any prior rights which the U.S. Government (or any of its agencies) may have in or to the Patent Rights, as a result of 35 U.S.C. 200 et seq. or otherwise.

ARTICLE III -·PAYMENTS

3.1            In consideration of the rights and licenses herein granted to it, TDT shall pay to TJU, a royalty of two and one-half percent (2.5%) of the aggregate Net Sales Price of Products sold by TDT, its Affiliates and its sublicensees, or, if lesser, fifty percent (50%) of the royalty received by TDT from any of its sublicensees on the Net Sales Price of Products sold by such sublicensees. Royalties on sales of Products are payable by TDT, on a country by country basis, until the last patent under Patent Rights, embodying a Valid Claim, expires in each such country.

3.2            The parties acknowledge that pursuant to the Prior License, TDT has paid an aggregate of $81,333 of license fee payments to TJU. For each Agreement Year under this Agreement, TDT shall pay to TJU, a license fee equal to One Hundred Thousand Dollars ($100,000), payable in four equal installments of Twenty-five Thousand Dollars ($25,000) each on or before January 1st, April 1st, July 1st and October 1st of each Agreement Year. All license fees paid by TDT following the date of this Agreement shall be fully creditable by TDT against any royalties due to TJU on account of sales of Products pursuant to Section 3.1 above for the respective Agreement Year.

3.3            The parties acknowledge that, as of the date of this Agreement, TJU owns shares of the outstanding common stock of TDT. If TDT proposes to issue any additional shares of its common stock, or securities convertible into shares of its common stock (“New Shares”), TDT shall first provide fifteen (15) days notice of such issuance to TJU, which shall then have the right to elect to purchase that percentage of the New Shares which equals the percentage of the total number of shares of common stock of TDT outstanding immediately prior to the issuance of New Shares that are owned by TJU on a fully diluted basis. Notwithstanding the provisions of the immediately prior sentence, TDT shall be entitled to issue up to 1,000,000 shares of its common stock (“Employee Shares”), as stock awards or upon exercise of stock options, to employees, consultants and directors of TDT and TJU shall not be entitled to exercise its purchase rights under this Section 3.3 with respect to such Employee Shares.

ARTICLE IV - BOOKS OF ACCOUNTS AND REPORTS

4.1            TDT shall keep and shall require its Affiliates and sublicensees to keep complete and accurate records of the latest three (3) years of sales of each Product and all data necessary for the computation of payments to be made to TJU hereunder. TJU shalt have the right to nominate an independent certified public accountant who shall have reasonable access to TDT’s records and those of its Affiliates and sublicensees during business hours for the purpose of verifying the payments made under this Agreement, but this right may not be exercised more than once in any Agreement Year, and the accountant shall disclose to TJU only information relating to the accuracy of the payment report and the payments made in accordance with this Agreement, and the reasons for any discrepancy. The cost of such examination shall be borne by TJU, unless the accountant discovers an underpayment of greater than ten percent (10%) by TDT, in which case the cost of such examination shall be borne by TDT.

4.2            Royalty payments required under Section 3.1 shall be made within thirty (30) days of the end of each calendar quarter with respect to all revenues received by TDT during such quarter from the sales of each Product. Such payments to TJU shall be accompanied by a statement that sets forth all sales of Products, including the total Net Sales Price of the Products sold by TDT, its Affiliates and its sublicensees, and such other information as TJU may reasonably request.

4.3            All license fees and royalties hereunder shall be payable by TDT to TJU in United States dollars by check or checks made payable to the order of “Thomas Jefferson University”.

4.4            To the extent the Net Sales Price of Products are denominated in a foreign currency, TDT’s royalty payment obligation hereunder shall be made in United States dollars on the basis of conversion, from such foreign currency, at the exchange rate quoted by the Wall Street Journal, on the last business day of the calendar quarter during which TDT received the revenue from such sales, and shall be paid at the time and in the manner set forth above; provided however, that royalties based on sales in any foreign country shall be payable to TJU subject to the exchange rate and only after deducting all exchange charges and any charges due foreign governments, including withholding taxes, arising from the sale of Products or payment of such royalties, and further provided that the foregoing is subject to the right of TDT to make payment of royalties in any country where the currency is blocked, and where legal conversion of the currency billed cannot be made into United States dollars, by depositing such royalty payments in TJU’s name in a bank designated by TJU within such country.

4.5            DT shall pay interest to TJU on overdue payments hereunder at the rate of six percent (6%) per year.

ARTICLE V - GOVERNMENTAL CLEARANCES

5.1            TDT shall, at its own expense, obtain all necessary clearances from governmental agencies to market each Product. Said request for market clearance shall be filed with the necessary governmental agencies by TDT as soon as reasonably practical after a commercial embodiment of such Product is developed by or for TDT. TJU agrees to cooperate with TDT and to provide reasonable assistance where appropriate in obtaining any such clearance. TDT shall indemnify, defend, and hold harmless TJU, its trustees, officers, staff and agents from any and all liability, judgments or expenses arising from failure to obtain any such clearance or violation of any governmental regulation related to the Product(s).

ARTICLE VI - PERFORMANCE

6.1            TDT shall use all commercially reasonable efforts to develop and market Products. At the request of TJU, but no more frequently that once every six (6) months, TDT shall provide TJU with a written report detailing TDT’s efforts, since the immediately prior written report, to develop and market Products.

ARTICLE VII - PATENT PROSECUTION AND LITIGATION

7.1            TDT shall be responsible for the payment of all reasonable costs incurred relating to the Patent Rights, whether incurred pursuant to this Agreement, or pursuant to the Prior License and outstanding as of the date of this Agreement, including all costs incurred by TJU relating to the preparation, filing, prosecution, issuance, reissuance, reexamination, interference and maintenance of the Patent Rights, provided that if the aggregate of all such costs for any Agreement Year, not including interference costs, is in excess of $8,000, TDT shall be entitled to apply an amount equal to one quarter (l/4) of the amount of such costs in excess of $8,000 as a credit against royalties due to TJU pursuant to Section 3.1 above for the then current or any subsequent Agreement Year, provided that in no event shall the royalties due to TJU in any Agreement Year be reduced by more than fifty percent (50%) and in no event shall the license fees due to TJU pursuant to Section 3.2 be reduced. TJU shall, following consultation with TDT, select patent counsel to cause patent applications under the Patent Rights to be filed and prosecuted. In the event TDT wishes to relieve itself of any obligation to pay for the future reasonable expenses of preparation, filing, prosecution, issuance, reissuance, reexamination, interference or maintenance of any Patent Rights submitted to TDT by TJU under this Section, it may provide TIU with one hundred and twenty (120) days notice of such decision, whereupon TJU may assume such costs and thereafter those Patent Rights for which IDT elects not to pay such patent costs shall be the sole property of TJU and shall not be subject to the right and licenses provided for in ARTICLE II. TDT shall be responsible for all reasonable expenses incurred prior to, or as a result of irrevocable action taken prior to, the effective date of such decision.

7.2            TDT shall take all appropriate steps to ensure that, if eligible, TIU will be able to obtain patent term extension(s) pursuant to 35 U.S.C. 156 et seq., as appropriate. TDT shall keep TJU fully informed with respect to its submissions to governmental authorities for regulatory review for Products which may be eligible for patent term extension. TDT acknowledges that time is of the essence with respect to submission of the application for patent term extension. TDT shall send written notice to TJU within five (S) business days of the date a Product receives permission under the provision of the law under which the applicable regulatory review period occurred for commercial marketing or use (“Approval Date”). TDT shall provide all necessary information in its possession and reasonable assistance in preparing an application, if TJU is eligible, for patent term extension in compliance with 35 U.S.C. 156 et. seq. and any applicable governmental regulations within thirty (30) days after Approval Date. TDT agrees to cooperate fully with TJU in preparing such application for patent term extension. If eligible, TJU shall file, in its own name, such application for patent term extension. TDT, if requested, agrees to join in such application for patent term extension. TDT shall fully support such application and shall provide such information as may reasonably be requested in support of the application by TJU or by the government.

7.3            In the event either party becomes aware of a suspected infringement of any patent included in the Patent Rights, it shall promptly notify the other party of such suspected infringement. The parties shall commence discussions within ninety (90) days of said• notification for the purpose of jointly evaluating said suspected infringement and for the purpose of determining what action shall be taken by the parties or either of them with respect thereto. If no agreement is reached as to the existence or non-existence of an infringement concerning any such patent, the question of the existence of a sufficient degree of infringement to justify the institution of legal action shall be decided by an arbitrator who is an independent patent attorney selected by mutual agreement who shall hear and decide the question based only on oral argument lasting less than one day. The parties shall equally share the arbitrator’s expenses. If the arbitrator concludes that the information and evidence then available arc insufficient to conclude that there is such infringement sufficient to justify institution of legal action, no action shall be brought by either party unless and until newly discovered evidence resulting in agreement between the parties or a contrary arbitrator’s decision, is obtained.

7.4            In the event there is agreement as to the existence of any such infringement, or such is decided by the arbitrator, TDT, in the first instance, shall have the first right to take such actions, including sublicensing the alleged infringer or instituting litigation, which it deems necessary in order to abate the infringement, and shall have the right to name TJU as a party plaintiff, if necessary, to the maintenance of such action.

7.5            The parties recognize that the scope and/or validity of any patent included in the Patent Rights which is involved in litigation is likely to be railed as an issue by any actual or ..: alleged infringer, and that an adverse decision relating to that patent might significantly reduce the royalties due and payable by TDT under this Agreement The parties further recognize that any litigation enforcing that subject patent is likely to involve document production, deposition testimony, discovery responses, and trial appearances by TJU and/or its inventors and other personnel. Accordingly, in the event that TDT initiates and controls any litigation where the scope or validity of any patent included in the Patent Rights is in issue, TDT agrees to reimburse TJU for its reasonable out-of-pocket expenses of every kind and character, except legal fees and costs, necessarily incurred by TJU and its personnel in connection with the litigation. In connection with such litigation, TJU, at TJU’s expense, may select its own counsel to consult with lead trial counsel of TDT’s choice, to advise TIU concerning the progress of the ongoing litigation and to otherwise represent TJU and its personnel in connection with the litigation. TDT shall also reimburse TJU for such other reasonable expenses, including out-of-pocket disbursements for travel, stenographers fees, photocopying, etc. as may be necessarily incurred by TJU in connection with the litigation. In the event TDT institutes and controls any litigation involving any patent included in the Patent Rights, TDT shall hold TJU harmless from any and all damages which may be assessed 3gainst TJU on account of any provision of the patent or antitrust laws, or otherwise, unless such damages arise out of acts or omissions attributable solely to TJU.

7.6            If TDT docs not bring suit against the alleged infringer, according to the provisions of Section 7.4, within one hundred twenty (120) days after agreement concerning infringement is reached or the arbitrator so decides, TJU shall have the right, but not the obligation, to take such action as it deems appropriate to abate the infringement, including bringing suit for such infringement, joining TDT as a party plaintiff, if necessary, to maintain such action. Provided that TJU has instituted the action against the alleged infringer to abate the infringement, TJU shall be permitted to settle the lawsuit by licensing the alleged infringer. In the event TJU licenses the infringer, TJU shall share any amounts received from that license equally with TDT, after deductions of TJU’s expenses in connection with such action. In the event litigation is instituted by TJU, TDT shall have the right to be represented by counsel of its own selection, at its own expense and shall be provided an opportunity to consult with TJU on all matters of significance relating to the preparation and prosecution of the case for trial.

7.7            In any event, the party bringing or controlling the litigation shall diligently prosecute the litigation. The parties agree to cooperate and consult with each other in the prosecution of the litigation.

7.8            Any recovery in any litigation brought in accordance with this Article VII, whether by settlement or judgment, shall be applied first, to the unreimbursed costs of such litigation of the party that did not bring the action; and second, to the costs of such litigation (including counsel fees) of the party that did bring the action; and the remainder of such recovery shall be retained by the party bringing the action; provided, that if the action was brought by TDT, then to the extent any recovery by TDT represents lost sales of Product or lost profits resulting from lost sales of Product by TDT, TDT shall pay to TJU an amount equal to the royalties TJU would have received pursuant to Section 3.1 above had such lost sales of Product been made by TDT, its Affiliates or its sublicenses, as applicable. To the extent the recovery represents lost profits; the lost profits amount shall be converted to lost sales of Product based on TDT’s profit margin for the Products for the respective Agreement Year, and the royalty amount due shall be calculated based on such lost sale amount.

ARTICLE VIII - INDEMNIFICATION AND INSURANCE

8.1            TDT{i) waives any claim it may h:ive against TJU arising out of any use, sale, or other disposition of Products, and any claim that TDT’s use, sale, or other disposition of Products infringes or violates any third party patent or other intellectual property rights and (ii) shall indemnify, defend, and hold harmless, TJU, its trustees, officers, staff and agents from all liabilities, demands, damages, expenses and losses, resulting from third party claims and arising out of, or in connection with this Agreement (collectively the ‘‘Indemnified Losses”), including without limitation Indemnified Losses resulting from any use, sale, or other disposition of Products, and any claim that TDT’s use, sale, or other disposition of Products infringes or violates any third party patent or other intellectual property rights, except to the extent such Indemnified Losses result from the negligence or willful misconduct of TJU. The indemnification rights contained herein are in addition to all rights which TJU may have at law, in equity, or otherwise.

8.2            Prior to the first human use of any Product, TOT shall obtain and maintain commercial general liability insurance, including commercial liability, products liability, and completed operations insurance coverage in the minimum amounts of five million dollars ($5,000,000) per loss, including coverage for any and all prior acts arising from the sale of Products and contractual liability coverage which, by virtue of the indemnification clause contained “in Section 8.1, includes the indemnitees identified in Section 8.1as additional insureds un4er such coverage; provided, such insurance coverage requirements may be waived or modified with TJU’s consent, such consent not to be unreasonably withheld. Evidence of extended reporting period coverage at original policy limits, if applicable, in the event either the insured or insurer cancels must also be provided. A certificate of insurance evidencing such coverage will be provided to TJU prior to the first human use of Products.

8.3            Neither TJU, its trustees, officers, staff nor agents assume any responsibility for the manufacture, or product specifications, or end use of any Product manufactured by or for or sold by TDT, its Affiliates, and its sublicensees. TJU EXPRESSLY DISCLAIMS ANY AND ALL IMPLIED OR EXPRESS WARRANTIES AND MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF ANY PRODUCT. Further TJU makes no representation that the manufacture, use or sale of the Products will be free from liability for infringement of patents of third parties.

ARTICLE IX - DURATION AND TERMINATION

9.1            Unless sooner terminated as herein provided, this Agreement shall continue in effect until the expiration of the last-to-expire patent included in the Patent Rights.

9.2            This Agreement and all rights and licenses granted hereunder to TDT may sooner be terminated, as follows:

a.            By TDT, al any time giving TJU one hundred twenty (120) days advance written notice thereof, by paying all amounts due, including unpaid license fees and royalties on revenue received from the Products sold, prior to the effective date of termination, and by thereafter ceasing to sell Products.

b.            By TJU effective immediately on written notice to TDT if TDT:

i.            voluntarily files or makes an assignment for the benefit of creditors or has a receiver appointed for it under any federal or state bankruptcy or insolvency laws or regulations; or

ii.            has filed against it a petition for relief under any federal or state bankruptcy or insolvency laws or regulations which is not dismissed within sixty (60) days of such filing.

c.            By TJU upon sixty (60) days prior written notice to TDT in the event TDT shall fail to make any license fee, royalty or other payment due hereunder; provided, however, that TDT shall have sixty (60) days from receipt of said notice to cure such default by making all such payments.

d.            Should a party hereto fail to perform any material covenant of this Agreement on its part to be performed, except for TDT’s failure to make payments required hereunder, then upon written notice of such failure from the nondefaulting party, the party in breach or default shall have ninety (90) days from the date of receipt of said notice to cure the breach or default, and upon failure to do so, the nondefaulting party may cancel and terminate this Agreement upon written notice.

e.            In the event of the expiration or termination of the Research Agreement, for any reason, this Agreement and the licenses granted hereunder shall remain in full force and effect with respect to all research conducted and inventions or discoveries made through the date of such expiration or termination; and following such date of expiration or termination, no new inventions or discoveries of the Principal Investigator, or others working under his direction, shall be included in the Patent Rights or TJU Technology for the purposes of this Agreement.

ARTICLE X - Miscellaneous

10.1            This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof, and supersedes and replaces all prior agreements, understandings, writings and discussions between the parties relating to the subject matter of this Agreement, including the Prior License; provided, however, that the parties acknowledge and agree that (i) this Agreement is an amendment and restatement of the Prior License which became effective on September I, 1994 and (ii) each party’s rights and obligations under this Agreement, including but not limited to the licenses granted to TDT pursuant to Section 2.1 hereof, shall be deemed to have been effective continuously, without interruption, since September 1, 1994; provided, however, that such rights and obligations shall be as set forth in this Agreement.

10.2            This Agreement may be amended and any of its terms or conditions may be waived only by a written instrument executed by the parties or, in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance by the other of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by either party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of any other condition or term.

10.3            This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assignees. The term TDT as used herein shall be deemed to include its Affiliates unless the context clearly requires otherwise.

10.4            Any delays in or failure of performance by either party under this Agreement shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the party affected, including but not limited to acts of God; acts, regulations or laws of any government; strikes or other concerted acts of workers; fires; floods; explosions; riots; wars; rebellion and sabotage; and any time for performance hereunder shall be extended by the actual time of delay caused by such occurrence.

10.5            TDT and TJU shall not use the name of the other or the names of any of the other’s staff members, employees or students or any adaptation thereof in any advertising, promotional or sales literature to the extent such use might imply a relationship between the parties or approval or endorsement of any Product or method described in any such literature without the prior written approval of the other party, which will not be unreasonably withheld.

10.6            Any notice required or permitted to be given hereunder shall be deemed sufficient if mailed by registered or certified mail{return receipt requested) or delivered by hand or by a nationally recognized overnight delivery service, to the party to whom such notice is required or permitted to be given.•

All notices to TJU shall be addressed as follows:

Thomas Jefferson University
Office of Technology Transfer
1020 Locust St.
Philadelphia;PA19107
Attention: Director

All notices to TDT shall be addressed as follows:

Targeted Diagnostics & Therapeutics, Inc.
728 Lancaster Avenue
Exton, PA 19341
Attention: Harry A. Arena, President

10.7            TDT and its sublicensees, if any, shall comply with all Federal and foreign jurisdiction laws in respect of patent marking, if any, but the selection, location and particulars of such marking shall be at TDT’s discretion.

10.8            In the event of any unresolvable dispute, difference, or question arising between the parties in connection with this Agreement or any clause or the construction thereof, or the rights, duties or liabilities of either party, or the scope or validity of any patent included in the Patent Rights, except for disputes arising under 7.3 hereunder, the matter shall be submitted for arbitration in accordance with the Patent Arbitration Rules of the American Arbitration Association. A single arbitrator shall be appointed by agreement of the parties to resolve all such disputes, differences or questions. The arbitrator shall be guided by the contents of this Agreement in arriving at a decision to resolve the dispute, but may rely on extrinsic evidence where appropriate and/or necessary. The prevailing party shall be entitled to recover reasonable costs and attorneys fees incurred in connection with the arbitration. In cases where validity or scope of a patent is in issue, either party shall have the right to elect to have the arbitration conducted by three arbitrators, each party selecting one and those arbitrators selecting the third.

10.9            This Agreement shall not be assignable by any party without the other party’s prior written consent; except, that, TDT shall have the right to assign this Agreement or any of its rights or obligations hereunder to any of its Affiliates, provided TDT remains liable to TJU for the performance of such Affiliate under this Agreement.

10.10            If any provisions of this Agreement are or become invalid, are ruled illegal by any court of competent Jurisdiction or unenforceable under applicable law from time to time in effect during the term hereof, then in that event, it is the intention of the parties that the remainder of this Agreement shall not be affected thereby.

10.11            This Agreement shall be governed by and construed and interpreted in accordance with the internal laws of the Commonwealth of Pennsylvania, without regard to conflicts of laws principles.

IN WITNESS THEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

THOMAS JEFFERSON UNIVERSITY		TARGETED DIAGNOSTICS & THERAPEUTICS, INC.

By:	/s/ Jussi J. Saukkonen, MD	By:	/s/ Harry A. Arena
Title:	Vice President for Science Policy, Technology Development and	Title:	President & CEO
International Affairs

EXHIBIT A

		Inventor (s}	Serial No. Filing Date	Title	Patent No. Issue Date
TJU-0903		S. Waldman	08/141,892 10/26/93	CONJUGATED LIGANDS OF E. COLI HEAT-STABLE TOXIN RECEPTOR	U.S. Patent No. 5,518,888 Issued 5/21//1996
TJU-1360 PCT	FF-TJU-0903	S. Waldman	PCT/U594/T2232 10/26/94	CONJUGATED LIGANDS OF E. COLI HEAT-STABLE TOXIN RECEPTOR	Entered National Phase 4/16/96 in Norway, Australia, Canada, EPO
PCT National Phase Applications
TJU-1361	Norway (PCT)		P961706 10/26/94		Entered National Phase 4/26/96
TJU-1362	Australia (PCT)		8124994 10/26/94		Entered National Phase 4/16/96
TJU-1363	Canada (PCT)		10/26/94		Entered National Phase 4/16/96
TJU-1364	EPO (PCT)		95900421.9 10/26/94		Entered National Phase 4/16/96
EPO designated states:
TJU-1365	Austria
TJU-1366	Belgium
TJU-1367	Denmark
TJU-1368	France
TJU-1369	Great Britain
TJU-1370	Germany
TJU-1371	Greece
TJU-1372	Ireland
TJU-1373	Italy
TJU-1374	Luxembourg
TJU-1375	Monaco
TJU-1376	Netherlands
TJU-1377	Portugal
TJU-1378	Spain
TJU-1379	Sweden
TJU-1380	Switzerland
TJU-1381	Japan (PCT)		512781/95 10/26/94		Entered National Phase 4/16/96
TJU-1382	US (PCT)	S. Waldman	08/635,930 4/26/96	COMPOSITIONS THAT SPECIFICALLY BIND TO COLORECTAL CANCER CELLS AND METHODS OF USING THE SAME	Entered National Phase 4/26/96
TJU-1295		S. Waldman	08/278,180 7/21/94	METHOD OF PREVENTING AND TREATING DIARRHEA

TJU-1332	S. Waldman	08/305,056 9/13/94	METHODS OF KITS AND COMPOSITIONS FOR DIAGNOSING COLORECTAL TUMORS AND METASTASIS THEREOF	U.S. Patent No. 5,601,990 Issued 2/11/1997
TJU-1588	S. Waldman	08/468,449 6/6/95	ST RECEPTOR BINDING COMPOUNDS AND METHODS OF USING THE SAME
TJU-1589	S. Waldman	08/467,920 6/6/95	COMPOSITION THAT SPECIFICALLY BIND TO COLORECTAL CANCER CELLS AND METHODS OF USING THE SAME
TJU-1644	S. Waldman S. Parkinson	08/776,021 4/3/97	TREATMENT OF ENTEROTOXIGENIC DIARRHEA WITH 2-SUBSTITUTED ADENOSINE DERIVATIVES	U.S Patent No. 5,817,641 Issued 10/6/1998
TJU-1702	S. Waldman	08/583,447 1/5/96	METHODS OF TREATING METASTATIC COLORECTAL CANCER WITH ST RECEPTOR BINDING COMPOUNDS
TJU-2115	S. Waldman	08/789,270 1/28/97	METHODS OF KITS AND COMPOSITIONS FOR DIAGNOSING COLORECTAL TUMORS AND METASTASIS THEREOF	U.S. Patent No. 5,731,159 Issued 3/24/1998
TJU-2161	S. Waldman S. Carrithers	09/180,245 11/3/98	METHODS OF KITS AND COMPOSITIONS FOR DIAGNOSING COLORECTAL TUMORS AND METASTASIS
TJU-2184	S. Waldman	09/180,237 3/12/97	METASTATIC COLORECTAL CANCER VACCINE

TJU-2209	S. Waldman	08/908,643 8/7/97	SPECIFIC BIOMARKERS FOR HUMAN COLORECTAL ADENOCARCINOMA
TJU-2290	S. Waldman	09/046,178 3/23/98	METHODS OF KITS AND COMPOSITIONS FOR DIAGNOSING COLORECTAL TUMORS AND METASTASIS THEREOF
TJU-2314	D. Weinberg S. Waldman M. Barber S. Biswas	09/025,534 2/18/98	COMPOSITIONS THAT BIND TO PANCREATIC CANCER CELLS AND METHODS OF USING THE SAME
TJU-2341	S. Waldman	09/138,237 8/21/98	ST RECEPTOR BIDING COMPOUNDS AND METHODS OF USING THE SAME
TJU-2350	S. Waldman	09/193,997 11/17/98	COMPOSITIONS THAT SPECIFICALLY BIND TO COLORECTAL CANCER CELLS AND METHODS OF USING THE SAME

MEMORANDUM OF UNDERSTANDING

This Memorandum of Understanding, dated as of April 20, 2006, is entered into by and between:

TARGETED DIAGNOSTICS & THERAPEUTICS, INC. with offices located at 1045 Andrew Drive, West Chester, PA 19380, hereinafter referred to as (“TDT”),

and

THOMAS JEFFERSON UNIVERSITY with office located at 1020 Locust Street, Suite M34, Philadelphia, PA 19107, hereinafter referred to as (“TJU”).

Whereas:

⮚	TIU has agreed and granted to TDT the right to pay the outstanding license fee payment in the total amount of One Hundred Thousand dollars ($100,000) due on or before April 1, 2006 which amount should be paid to TJU no later than May 31, 2006.

⮚	In the event, that TJU does not receive the payment for the One Hundred Thousand dollars Sl00,000) on May 31, 2006, TJU shall send a Breach Letter to TOT.

Targeted Diagnostics & Therapeutics, Inc.		Thomas Jefferson University

/s/ Harry A . Arena		/s/ Katherine Chou
Harry A. Arena,		Katherine Chou,
President & CEO		Executive Director
Office of Technology Transfer
and Business Development

Date:	4/20/2006	Date:	5/01/06

Amendment to AMENDED AND RESTATED LICENSE AGREEMENT
Between Thomas Jefferson University and Targeted Diagnostics & Therapeutics, Inc.
Dated April 20, 2006

This Amendment (“Amendment”), effective July 1, 2005 , is made by and between Thomas Jefferson University (“TJU”) and Targeted Diagnostics & Therapeutics, Inc. (“LICENSEE”).

RECITALS

WHEREAS, TJU has entered into an existing AMENDED AND RESTATED LICENSE AGREEMENT with LICENSEE, dated January l, 1999 (the “License Agreement”);

WHEREAS, LICENSEE desires to amend the License Agreement with TJU;

NOW THEREFORE, In consideration of the foregoing premises and the mutual promises, covenants, and agreements hereinafter set forth, all parties to this Amendment mutually agree to amend the License Agreement as follows:

Section 3.2

Under Article Ill, Section 3.2 shall be deleted and replaced by the following:

For each Agreement year under this Agreement, TDT shall pay to TJU, a license fee equal to One hundred thousand dollars ($100,000), payable on or before April 1st of each Agreement year. All license fee paid by TDT following the date of this Agreement shall be fully creditable by TDT against any royalties due to TJU on account of sales of Products pursuant to Section 3.l above for the respective Agreement Year.

Except as expressly modified herein, the License Agreement remains in full force and effect. This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument

In Witness Whereof, the parties have duly executed this Amendment to the License Agreement as of the Effective Date set forth above.

Thomas Jefferson University		Targeted Diagnostics & Therapeutics, Inc.

/s/ Steven E. McKenzie, MD, PHD		/s/ Harry A Arena
Steven E. McKenzie, M.D., Ph.D.,		Harry A. Arena,
Vice President for Research		President & CEO

Date:	5/3/06	Date:	4/20/2006